Exhibit 10.28

CONSOLIDATED-TOMOKA LAND CO.

2017 EXECUTIVE ANNUAL CASH INCENTIVE PLAN

1.Purpose.  The purpose of the Consolidated-Tomoka Land Co. 2017 Executive Annual Cash Incentive Plan (the “Plan”) is to create a mutuality of interest between the senior officers and the shareholders of Consolidated-Tomoka Land Co. (the “Company”) through an annual cash incentive compensation structure designed to reward actions that will increase long-term shareholder value.

2.Eligibility.  The participants in the Plan shall be those eligible Company officers (each, a “CTO Officer”) whose participation in the Plan has been approved by the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of the Company.  Except as set forth in Section 11, to be eligible, the CTO Officer must be employed by the Company or one of its subsidiaries as a full-time employee from January 1 through December 31 of the incentive plan year (each, a “Plan Year”), unless otherwise recommended by the Committee and approved by the Board.

3.Administration of Plan.  The Plan shall be administered by the Committee.  The Committee shall have the authority to select CTO Officers to participate in the Plan (each, a “Plan Participant”), to make awards, to establish performance metrics and goals for such metrics, to determine the payout percentage for various levels of achievement regarding such goals, to determine other terms and conditions of awards under the Plan, to establish and amend rules and regulations relating to the Plan, and to make all other determinations necessary and advisable for the administration of the Plan.  The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or any award in the manner and to the extent it shall deem desirable to carry it into effect.  All decisions made by the Committee pursuant to the Plan shall be made in the Committee’s sole and absolute discretion and shall be final and binding on officers, Plan Participants, and the Company.

4.Individual Target Awards.  For each Plan Year, the Committee shall establish, for each Plan Participant (taking into account any applicable employment agreement), an individual target award opportunity (each, an “Individual Target Opportunity”) equal to a percentage of such Plan Participant’s annual base salary.  For purposes of the Plan, “base salary” means a Plan Participant’s regular base pay, excluding cash and equity-based incentive compensation, discretionary bonuses, health or welfare benefits, 401(k) plan matching contributions and other similar payments or benefits.

5.Multipliers.  For each Plan Year, the Committee shall establish, for each Plan Participant (taking into account any applicable employment agreement), a payout schedule setting forth the “threshold,” “target” and “maximum” multipliers (collectively, the “Multipliers”) that will be used to calculate such Plan Participant’s Annual Incentive Award (as defined below).

6.Performance Metrics and Weighting.  For each Plan Year, the Committee shall establish performance metrics (the “Performance Metrics”) and the percentage weighting of each Performance Metric (the “Weighting”) which will be utilized to measure the performance of the Plan Participants during a Plan Year.  The Performance Metrics, together with the Goals (as

2017 Executive Annual Cash Incentive Plan

defined below) established annually for each Performance Metric, will be designed to incentivize those actions by CTO Officers that best serve the short and long-term interests of the Company’s shareholders.  In addition, for each Plan Year, the Weighting of the individual Performance Metrics will be such that the total Weighting of all Performance Metrics shall equal 100%.  The Committee shall have discretion in establishing the Performance Metrics; provided,  however, it is the desire and intent of the Board that the at least 80% of the Weighting each Plan Year will be attributable to Performance Metrics that are objective, measurable and transparent.  Examples of Performance Metrics that the Committee may establish are those listed in the Company’s Amended and Restated 2010 Equity Incentive Plan, as may be amended from time to time (or any successor plan) (the “Equity Plan”), as well as financial and other metrics that the Committee may deem appropriate to accomplish the purposes of the Plan.  For 2017, the Committee has established the following Performance Metrics and Weighting thereof:

Performance Metrics	Weighting
a. Land Transactions (closings in current year)	30%
b. Land Transactions (new contracts in current year)	10%
c. Investment Activity (income property investments)	20%
d. Financial Performance Metric	20%
e. Individual Performance	20%

For purposes of the Plan, “Land Transactions (closing in current year)” means the gross sales price of land transactions that close during the year where either (i) both (A) the Company receives cash or other consideration the value of which is readily ascertainable and (B) the pricing for such transactions meets or exceeds the per parcel valuations approved by the Committee during the first ninety (90) days of the year or (ii) the transaction is approved in advance by the Board.

For purposes of the Plan, “Land Transactions (new contracts in current year)” means the gross sales price of land transaction contracts executed during the year where either (i) the pricing for each such transaction meets or exceeds the per parcel valuations approved by the Committee during the first 90 days of the year or (ii) such transaction is approved in advance by the Board.  Notwithstanding the foregoing, if, with respect to a particular land transaction, both the execution of the contract and the closing thereunder occur in the same Plan Year, then such transaction shall be included only in “Land Transactions (closing in current year)” and shall not be included in “Land Transactions (new contracts in current year).”

For purposes of the Plan, “Investment Activity (income property investments)” means the gross amount (as reported in the Company’s filings with the SEC) invested in income properties during the year, provided each such investment either (i) both (A) is approved by Company management’s investment committee and (B) meets or exceeds the minimum investment yield set by the Committee during the first 90 days of the year or (ii) is approved in advance by the Board.

For purposes of the Plan, “Financial Performance Metric” means the Company’s Net Operating Income (i.e., the Company’s total revenue less the direct cost of revenues) for each

2017 Executive Annual Cash Incentive Plan

operating segment (Income Property Operations, Commercial Loan Investments, Real Estate Operations, Golf Operations and Agricultural and Other) but excluding the revenues and related direct cost of revenues for Land Transactions.

For purposes of the Plan, “Individual Performance” shall be determined utilizing the judgment of the Committee and, with respect to all Plan Participants other than the CEO, with input from the CEO, regarding the Plan Participant’s performance of his or her duties pursuant to the Plan Participant’s job description, and employment agreement if applicable, accomplishments including regarding special projects, and other criteria to be determined from time to time by the Committee.

The Board and the Committee anticipate that as the Company executes its strategic business plan and monetizes its land portfolio, or as a result of a change in the Company’s business, operations, corporate structure or capital structure, or the manner in which the Company conducts its business, or other events or circumstances, that it may be appropriate, at the commencement of each year when the Committee establishes the Performance Metrics and Weighting thereof, to make modifications thereto, in whole or in part, as the Committee deems appropriate and equitable.

7.Annual Goals.  During the first 90 days of each Plan Year, the Committee shall establish for each Performance Metric a “threshold,” “target” and “maximum” goal or level of achievement (the “Goals”).  The “threshold” Goal means the minimum level of achievement of the Performance Metrics required for an Annual Incentive Award to be earned and paid; the “target” Goal means the level of achievement of the Performance Metrics required for the target Annual Incentive Award to be earned and paid; and the “maximum” Goal means the level of achievement of the Performance Metrics required for the maximum Annual Incentive Award to be earned and paid.  Straight-line linear interpolation will be used to determine amounts earned and paid based on achievement levels between the “threshold” and “target” Goals and between the “target” and “maximum” Goals.

8.Overall Performance Levels.  At the conclusion of each Plan Year, the Committee shall determine, for each Plan Participant, the Overall Performance Level achieved and the corresponding Multiplier to be applied to such Plan Participant’s Individual Target Opportunity for such Plan Year.  The “Overall Performance Level” means the sum of the weighted actual achievement of the “target,” “threshold” and “maximum” Goals for the various Performance Metrics for such Plan Year.  Straight-line linear interpolation will be used where Overall Performance Level falls between the “threshold” and “target” Goals and between the “target” and “maximum” Goals.

9. Calculation of Annual Incentive Awards.  The amount of each Plan Participant’s actual annual incentive award that will be earned by and paid to such Plan Participant (the “Annual Incentive Award”) under the Plan shall be calculated by multiplying such Plan Participant’s Individual Target Opportunity by the applicable Multiplier associated with the Overall Performance Level.  A sample calculation of Overall Performance Level and Annual Incentive Award is set forth on Exhibit B attached hereto.  Annual Incentive Awards will be paid no later than March 15 following the end of the applicable bonus Plan Year.

2017 Executive Annual Cash Incentive Plan

10.Committee Procedure.  In the first quarter of each Plan Year, the Committee will establish and approve (taking into account any applicable employment agreements) (a) the Performance Metrics that will be utilized for the current Plan Year, (b) for each Performance Metric, a “threshold,” “target” and “maximum” Goal, (c) the identity of the Plan Participants for the current Plan Year, (d) the Individual Target Award Opportunity for each Plan Participant, (e)  the Weighting of each Performance Metric (it being understood that such Weighting need not be uniform among Plan Participants) and (f) the Multipliers for each Plan Participant.  Following completion of the applicable Plan Year, the Committee shall determine and certify the amount of the Annual Incentive Awards to be awarded and paid by the Company to the Plan Participants.  Exhibit A attached hereto sets forth additional detail regarding the foregoing actions as well as the actions to be taken by the Committee following the completion of a Plan Year.

11.Termination of Employment.  If a Plan Participant experiences a Qualifying Termination (as defined below) prior to or on December 31 of the applicable Plan Year, such Plan Participant shall be entitled to receive a prorated Annual Incentive Award for such Plan Year.  A prorated Annual Incentive Award payable under this Section 11 shall be based on the number of days worked by the Plan Participant during the applicable Plan Year prior to and including the date on which the Plan Participant’s termination of employment occurs.  For purposes of the Plan, a “Qualifying Termination” means that the Plan Participant’s employment is terminated on or after April 1 of the applicable Plan Year by (a) the Company or one of its affiliates without “Cause” (as such term is defined in such Plan Participant’s employment or similar agreement or, if no such agreement exists, then as defined below) or (b) the Participant for “Good Reason” (as such term is defined in such Plan Participant’s employment or similar agreement or, if no such agreement exists, then as defined below).  Any prorated Annual Incentive Awards shall be payable no later than thirty (30) days following the consummation of the Plan Participant’s termination of employment.  The amount of the pro rata Annual Incentive Award will be calculated as if the “target” level of achievement had been obtained for each of the Goals.  For purposes of the Plan:

a.“Cause” means a Plan Participant’s (i) arrest or conviction for, plea of nolo contendere to, or admission of the commission of, any act of fraud, misappropriation, or embezzlement, or a criminal felony involving dishonesty or moral turpitude; (ii) breach of any material provision of his or her employment or similar agreement, provided that the Plan Participant is given reasonable notice of, and a reasonable opportunity to cure within thirty (30) days of such notice (if such breach is curable), any such breach; (iii) act or intentional omission involving dishonesty or moral turpitude; (iv) material failure to adequately perform his or her duties and responsibilities as such duties and responsibilities are, from time to time, in the Company’s discretion, determined and after reasonable notice of, and a reasonable opportunity to cure within thirty (30) days of such notice (if such breach is curable), any such breach; or (v) intentional independent act that would cause the Company significant reputational injury.

b.“Good Reason” means a material reduction in a Plan Participant’s compensation or employment related benefits, or a material change in the Plan Participant’s status,

2017 Executive Annual Cash Incentive Plan

working conditions or management responsibilities.  The Plan Participant’s termination of employment will not constitute a termination for Good Reason unless the Plan Participant first provides written notice to the Company of the existence of the Good Reason within sixty (60) days following the effective date of the occurrence of the Good Reason, and the Good Reason remains uncorrected by the Company for more than thirty (30) days following such written notice of the Good Reason from the Plan Participant to the Company, and the effective date of the Plan Participant’s termination of employment is within sixty (60) days following the effective date of the occurrence of the Good Reason.

12.Participant’s Interests.  A Plan Participant’s interest in any Annual Incentive Award shall at all times be reflected on the Company’s books as a general unsecured and unfunded obligation of the Company subject to the terms and conditions of the Plan.  The Plan shall not give any person any right or security interest in any asset of the Company or any fund in which any deferred payment is deemed invested.  The Company, the Board, and the Committee shall not be responsible for the adequacy of the general assets of the Company to discharge, or required to reserve or set aside funds for, the payment of its obligations hereunder.

13.Non-Alienation of Benefits; Beneficiary Designation.  All rights and benefits under the Plan are personal to the Plan Participant and neither the Plan nor any right or interest of a Plan Participant or any other person arising under the Plan is subject to voluntary or involuntary alienation, sale, transfer, or assignment.  Subject to the foregoing, the Company shall establish such procedures as it deems necessary for a Plan Participant to designate one or more beneficiaries to whom any payment the Committee determines to make would be payable in the event of the Plan Participant’s death.

14.Withholding for Taxes.  Notwithstanding any other provisions of the Plan, the Company may withhold from any payment made by it under the Plan such amount or amounts as may be required for purposes of complying with any federal, state and local tax or withholding requirements.

15.Rights of Employees.  Nothing in the Plan shall interfere with or limit in any way the right of the Company to terminate a Plan Participant’s employment at any time, or confer upon any Plan Participant any right to continued employment with the Company or any of its subsidiaries or affiliates.  A Plan Participant shall not be entitled to any claim or recourse if any action or inaction by the Company, or any other circumstance or event, including any circumstance or event outside the control of the Plan Participant, adversely affects the ability of the Plan Participant to satisfy a performance goal or in any way prevents the satisfaction of a performance goal.

16.Adjustment of Awards.  The Committee shall be authorized to make adjustments in the method of calculating attainment of Goals in recognition of unusual or nonrecurring events affecting the Company or its consolidated financial statements or changes in applicable laws, regulations or accounting principles.

2017 Executive Annual Cash Incentive Plan

17.Amendment or Termination.  The Plan is provided at the discretion of the Company and the Board.  The Board reserves the right to modify or terminate the Plan with or without notice.

18.Section 409A.  With respect to payments subject to Section 409A of the Internal Revenue Code of 1986, as amended, and the rules and regulations thereunder (“Section 409A”), the Plan is intended to comply with the requirements of Section 409A, and the provisions of the Plan shall be interpreted in a manner that satisfies the requirements of Section 409A, and the Plan shall be operated accordingly.  If any provision of the Plan would otherwise frustrate or conflict with this intent, the provision, term or condition shall be interpreted and deemed amended so as to avoid this conflict.  Notwithstanding anything in the Plan to the contrary, if the Board considers a Plan Participant to be a “specified employee” under Section 409A at the time of such Plan Participant’s “separation from service” (as defined in Section 409A), and any amount hereunder is “deferred compensation” subject to Section 409A, any payment that otherwise would be made to such Plan Participant as a result of such “separation from service” shall not be made until the date that is six (6) months after such “separation from service,” except to the extent that earlier distribution would not result in such Plan Participant’s incurring interest or additional tax under Section 409A.  If an amount includes a “series of installment payments” (within the meaning of Section 1.409A-2(b)(2)(iii) of the Treasury Regulations), the Plan Participant’s right to such series of installment payments shall be treated as a right to a series of separate payments and not as a right to a single payment.  Notwithstanding the foregoing, the tax treatment of the benefits provided under the Plan is not warranted or guaranteed, and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by any Plan Participant on account of non-compliance with Section 409A.

19.Governing Law.   The Plan shall be administered, interpreted and enforced under the laws of the State of Florida without regard to conflicts of laws thereof.

Adopted by the Board of Directors on February 22, 2017

EXHIBIT A

Committee Procedure

NEW PLAN YEAR

During the first 90 days of a Plan Year, the Committee shall:

1. Establish the applicable Performance Metrics for the Plan Year.

2.Establish the “threshold,” “target” and “maximum” Goals for each Performance Metric.

3.Identify the Plan Participants.

4.Establish the Individual Target Opportunity for each Plan Participant.

5.Determine the Weighting of the Performance Metrics, which may vary between Plan Participants.

6.Determine the “threshold,” “target” and “maximum” Multipliers for each Plan Participant.

COMPLETED PLAN YEAR

No later than 60 days following a completed Plan Year, the Committee shall:

1.Calculate the level of achievement of the Goals for each of the Performance Metrics.

2.Determine the Overall Performance Level for each Plan Participant and the applicable Multiplier.

3.Multiply each Plan Participant’s Individual Target Opportunity by the applicable Multiplier associated with such Plan Participant’s Overall Performance Level to determine such Plan Participant’s Annual Incentive Award.

A-1

EXHIBIT B

Sample Calculation

A.At Commencement of Plan Year X

1.  Establish Performance Metrics and Threshold/Target/Maximum Goals for each Metric

Performance Metrics and Weighting	Threshold	Target	Maximum
Metric 1	$3mm	$4mm	$4.5mm
Metric 2	$4mm	$5.5mm	$6.325mm
Metric 3	$4mm	$6mm	$8mm
Metric 4	$20mm	$22mm	$24mm
Metric 5	$4mm	$8mm	$12mm

2. Plan Participants
a. Plan Participant A: Annual Salary $515,000
b. Plan Participant B: Annual Salary $250,000

3. Individual Target Opportunity:
a. Plan Participant A: 50% ($257,500)
b. Plan Participant B: 50% ($125,000)

4. Weighting	Metric 1	Metric 2	Metric 3	Metric 4	Metric 5
a. Participant A:	20%	20%	20%	20%	20%
b. Participant B:	20%	20%	20%	20%	20%

5. Multiplier	Threshold	Target	Maximum
a. Plan Participant A:	50%	100%	150%
b. Plan Participant B:	50%	100%	150%

B.After Conclusion of Plan Year X

1. Level of Achievement ($) and Performance Level (%) for each Performance Metric:
a. Metric 1: $4.2mm	Performance Level: 120%
b. Metric 2: $3.8mm	Performance Level: 0%
c. Metric 3: $5.9mm	Performance Level: 97.5%
d. Metric 4: $25mm	Performance Level: 150%
e. Metric 5: $8mm	Performance Level: 100%

2. Overall Weighted Performance Level:
a. Plan Participant A: 93.5%
b. Plan Participant B: 93.5%

3. Individual Target Opportunity x Multiplier = Annual Incentive Award
a. Plan Participant A: $240,763
b. Plan Participant B: $116,875

B-1